Exhibit 99.1

For Immediate Release

For Further Information Contact:

Andrew Fisher at (301) 608-9292

Email: Afisher@unither.com

UNITED THERAPEUTICS REPORTS

THIRD QUARTER 2005 FINANCIAL RESULTS

Silver Spring, MD, October 31, 2005:  United Therapeutics Corporation (NASDAQ:  UTHR) today announced financial results for the quarter ended September 30, 2005.

“We are pleased to report that United Therapeutics’ revenues for the quarter ended September 30, 2005 totaled $33.0 million, representing a 65% increase over the same quarter in 2004.  Net income for the quarter increased 152% over the same quarter in 2004 to $15.8 million, or $0.69 per basic share,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer.  “In addition to these solid operating results, our financial position continued strengthening.  Cash flows from operating activities for the nine months ended September 30, 2005 were $35.6 million and we had $181.6 million of cash and investments at September 30, 2005.”

Financial Results

Revenues grew to $33.0 million in the third quarter of 2005, as compared to $20.0 million in the third quarter of 2004.  Gross margins from sales were $29.6 million in the third quarter of 2005, as compared to $17.8 million in the third quarter of 2004.  The increases in revenues and gross margins resulted primarily from expanded sales of Remodulin.   Net income was $15.8 million or $0.69 per basic share in the third quarter of 2005, as compared to net income of $6.3 million or $0.29 per basic share in the third quarter of 2004.

Research and development expenses were $9.4 million in the third quarter of 2005, as compared to $7.3 million in the third quarter of 2004.  The increase in research and development expenses was due primarily to increased expenses related to Remodulin related programs.  Selling, general and administrative expenses were $5.6 million in the third quarter of 2005, as compared to $4.8 million in the third quarter of 2004.  The increase in selling, general and administrative expenses was due primarily to increases in salary and related expenses.

Interest income was $1.4 million in the third quarter of 2005, as compared to $771,000 in the third quarter of 2004.  The increase was due to increases in market interest rates and additional cash available for investing during 2005, as compared to 2004.

Conference Call

United Therapeutics will host a half-hour teleconference on Monday, October 31, 2005, 2005 at 9:00 a.m. Eastern Time.  The teleconference is accessible by dialing 1-800-946-0782, with international dialers calling +1-719-457-2657.  A rebroadcast of the teleconference will be available for one week following the teleconference by dialing 1-888-203-1112, with international callers dialing +1-719-457-0820, and using access code 7775864.

United Therapeutics is a biotechnology company focused on the development and commercialization of unique products for patients with chronic and life-threatening cardiovascular, cancer and infectious diseases.

UNITED THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues:
Net product sales	$31,562	$19,027	$82,142	$49,002
Service sales	1,383	968	3,870	2,975
License fees	65	—	262	—
Total revenues	33,010	19,995	86,274	51,977
Operating expenses:
Research and development	9,423	7,322	26,589	23,212
Selling, general and administrative	5,620	4,815	17,985	15,872
Cost of product sales	2,936	1,690	7,609	4,632
Cost of service sales	496	470	1,553	1,366
Total operating expenses	18,475	14,297	53,736	45,082
Income from operations	14,535	5,698	32,538	6,895
Other income (expense):
Interest income	1,418	771	3,600	2,094
Interest expense	(7)	(4)	(8)	(6)
Equity loss in affiliate	(189)	(244)	(564)	(482)
Other, net	6	45	40	58
Total other income, net	1,228	568	3,068	1,664
Income before income tax	15,763	6,266	35,606	8,559
Income tax expense	—	—	—	—
Net income	$15,763	$6,266	$35,606	$8,559
Net income per common share:
Basic	$0.69	$0.29	$1.57	$0.40
Diluted	$0.61	$0.27	$1.41	$0.37
Weighted average number of common shares outstanding:
Basic	22,913	21,850	22,700	21,525
Diluted	25,708	23,418	25,268	22,856

CONSOLIDATED BALANCE SHEET DATA

As of September 30, 2005

(In thousands)

Cash, cash equivalents and marketable investments (including restricted amounts of $20,557)	$181,563
Total assets	$257,173
Total liabilities	$18,816
Total stockholders’ equity	$238,357